Exhibit 99.1

SimplePons Hires Director of Engineering

DELRAY BEACH, FL. , April 30, 2012 -- (OTCBB: QPON)   www.SimplePons.com a developer of Smartphone Apps and coupons designed to deliver proprietary discounts and deals today announced that it has hired Ted Munnich as its Director of Engineering, reporting to Wei-Ken Seto, SimplePons COO. “Mr. Munnich’s hands-on managerial and engineering background brings us experienced leadership, excellent communication skills, software technology development, strong analytical capabilities, P&L and project management, global strategic alliances whilst being a dynamic consensus/team builder” stated Wei-Ken Seto. Mr. Munnich will be stationed with Mr. Seto in Palo Alto, CA.

Prior to joining SimplePons, Mr. Munnich spent approximately four years as a Product manager at 3Com managing e-commerce and backend development working with data analysis software analyzing up to 20 million hits/day. More recently he served as CTO and VP Technological positions at various software, search and app-building start-ups. Additionally, Mr. Munnich has experience working with NASA on its patented contextual search technology.

About SimplePons

SimplePons, Inc., offers a unique renewable membership via mobile app or physical coupon book comprised of a bundle of over one hundred (100) “discount deal” style coupons containing everything from fine dining, fast food and entertainment deals offering savings of 50% off or more all for just $20 a year. SimplePons (short for “Simple Coupons”) unlike daily deal websites, which solicit members daily via email to purchase coupons one-at-a-time, allow their members to buy, all the deals, all at once, all for one low price for use whenever they want to use them. For more information on our Company please visit our website at www.SimplePons.com. The SimplePons App currently works on the Apple iPhone 3, 4, 4s and iPad. For more information on the App please go to the (Apple) App Store or download it for free here.  For more information on how SimplePons work please visit our website at www.SimplePons.com and the ‘How It Works’ page.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, SimplePons, Inc.’s ability to develop brand recognition, relationships, execution of its business strategy, its financial resources, risks related to market acceptance and demand for its products and develop and market products such as a smartphone Applications and printed books. SimplePons, future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and SimplePons, does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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SimplePons

Rich Miller, 561-330-3500

info@Simplepons.com